Exhibit 99.1

Femasys Inc. Announces Financial Results for the Third Quarter Ended
September 30, 2022 and Provides Corporate Update

--FemaSeed® de novo trial enrollment accelerates with strategic trial design update to focus on male factor infertility--

--Company remains on track to file an Investigational Device Exemption (IDE) for a pivotal trial to support a Pre-Market Authorization (PMA) for FemBloc® in Q1 2023--

--FemCerv® now commercially available with FemCath™ launch expected by year-end--

ATLANTA, November 10, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the third quarter and nine months ended September 30, 2022 and provided a corporate update.

“We’ve hit multiple company milestones this past quarter, as well as further strengthened our management team in key functional areas,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “Most notably, we completed enrollment in our Stage 2 trial of FemBloc® permanent birth control and strategically updated the FemaSeed® de novo trial design, accelerating enrollment for this important program. Approximately 50% of infertility is attributed to male factor and FemaSeed is being studied to offer a cost-effective, efficacious option to existing invasive and expensive treatment alternatives. We also made FemCerv®, designed for comprehensive cervical sampling and minimal contamination for the diagnosis of cervical cancer, available to gynecologists. To support all of these high-value programs, we have sales and marketing as well as regulatory and clinical affairs teams well-positioned to lead us towards the next catalysts for the company at this pivotal time.”

Third Quarter and Recent Developments Related to Clinical Programs and Commercial Products

FemBloc

•
In July, Femasys hosted a Key Opinion Leader (KOL) event in the wake of the overturn of Roe v. Wade, to discuss FemBloc. The webinar featured a presentation from key opinion leader, Paul D. Blumenthal, M.D., MPH, Professor of Obstetrics and Gynecology of The Stanford University Medical Center and discussion of the unmet need for women seeking permanent birth control options. Following the event, several media outlets reported on the topic, including CNN Business and other industry-focused publications.

•
In October, the Company announced enrollment completion for its Stage 2 study of FemBloc®, a first-of-its-kind, nonsurgical, in-office solution in development for permanent birth control. The Stage 2 study is a prospective, multi-center, feasibility study (NCT04273594) validating the confirmation test required after FemBloc to determine procedure success by comparing an ultrasound approach to the traditional radiology approach. Femasys intends to continue follow-up to monitor the safety of the subjects for a total duration of approximately 68 months after the FemBloc procedure. Femasys remains on track to file an Investigational Device Exemption (IDE) for a pivotal trial to support a Pre-Market Authorization (PMA) in the first quarter of next year.

FemaSeed

•
In October, the Company announced an updated study design for its FemaSeed® pivotal trial, which will now focus on couples experiencing male factor infertility. This update reflects a strategic decision to address this underserved infertility population with a goal of facilitating accelerated enrollment. The FemaSeed LOCAL de novo clinical trial is a prospective multi-center, unblinded study (NCT04968847) being conducted across centers in the United States requiring evaluation of up to 214 women undergoing 214 FemaSeed cycles due to male factor infertility. The primary endpoints of the study are to determine the effectiveness (pregnancy rate) and safety over a period of seven weeks post-FemaSeed procedure. The Company expects study enrollment to be completed in 2023.

FemCerv

•
In September, the Company announced the commercial availability of FemCerv®, the first endocervical tissue sampler designed to improve tissue quality and quantity with minimal discomfort that is expected to be an improvement over the existing standard of care.

Third Quarter and Recent Corporate Highlights

•
In July, the Company announced that Charles Larsen, a current member of Femasys’ Board of Directors, has been appointed to the role of non-executive Chair, replacing founder, president and chief executive officer, Kathy Lee-Sepsick. Mr. Larsen has served as a member of Femasys’ board of directors since October 2015.

•
In September, the Company also announced the hiring of Michael Meier as Vice President of Sales and Marketing. Mr. Meier brings over 20 years of commercial experience to the Femasys team. He has a strong background in bringing innovative medical devices and diagnostic solutions to market as well as a proven track record of growing revenue by building and directing world-class sales and marketing teams. Mr. Meier has held various commercial leadership roles at medical device and diagnostic startups, in addition to fortune 500 companies including Hologic and Johnson & Johnson. Mr. Meier is leading sales and marketing efforts for all of Femasys’ commercial assets.

•
In October, the Company announced the appointment of Christine Thomas, RAC, as senior vice president of regulatory and clinical affairs. Ms. Thomas has over 20 years of successful leadership in regulatory and clinical affairs, including global strategy development and operations, as well as executive responsibility for medical device companies such as GE Healthcare, Boston Scientific, Smiths Medical, and RTI Surgical. Ms. Thomas most recently served as head of regulatory solutions providing FDA focused consultant expertise at IQVIA MedTech, a large clinical research organization that provides solutions and services to support the needs of the medical device and in vitro diagnostics industry. Ms. Thomas is leading all regulatory and clinical efforts for the FemBloc and FemaSeed clinical programs at Femasys.

•
In October, the Company’s management team attended the 78th Annual American Society for Reproductive Medicine (ASRM) Scientific Congress in Anaheim, California. The Company also participated in various investor conferences this past quarter and recently. Upcoming conference participation by the Company will include the American Association of Gynecologic Laparoscopists (AAGL) from December 1st – 4th in Aurora, CO and the Piper Sandler 34th Annual Healthcare Conference from November 29th-December 1st in New York, NY.

Third Quarter 2022 Financial Results

•
General and administrative expenses increased by $307,700, or 28.3%, to $1,395,063 for the three months ended September 30, 2022 compared to $1,087,363 for the three months ended September 30, 2021. The net increase was largely due to an increase in salaries and related personnel costs, an increase in facility and other allocated overhead costs, and an increase in professional costs for legal and accounting.

•
Research and Development expenses increased by $507,583, or 44.5%, to $1,648,160 for the three months ended September 30, 2022 compared to $1,140,577 for the three months ended September 30, 2021. The net increase was largely due to compensation and related personnel costs due to an increase in headcount and an increase in clinical-related costs to primarily support our clinical trials.

•
Sales the Company’s FemVue® product increased by $77,875, or 28.9%, to $347,456 for the three months ended September 30, 2022 compared to $269,581 for the three months ended September 30, 2021 due to strong U.S. sales of FemVue. U.S. sales increased by $78,106, or 36.9%, for the three months ended September 30, 2022 compared to the same period last year, and U.S. units of FemVue sold increased by 38.9% for the three months ended September 30, 2022 compared to the same period last year. International sales largely remained the same and were $57,814 and $58,045 for the three months ended September 30, 2022 and 2021, respectively.

•
Sales and marketing expenses increased by $47,090, or 108.8%, to $90,374 for the three months ended September 30, 2022 compared to $43,284 for the three months ended September 30, 2021. The net increase was largely due to an increase in compensation and related personnel costs due to an increase in headcount.

•
Cost of sales increased by $26,048, or 24.7%, to $131,451 for the three months ended September 30, 2022 compared to $105,403 for the three months ended September 30, 2021 which was largely due to our increase in U.S. FemVue sales. Gross margin percentage was 62.2% for the three months ended September 30, 2022 compared to 60.9% for the three months ended September 30, 2021, representing a 1.3% change in our gross margin due to certain improvements we have started implementing in order to improve our manufacturing processes.

•
Net loss was $2,982,843 or $0.25 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the three months ended September 30, 2022, compared to $2,259,701, or $0.19 per basic and diluted share attributable to common stockholders, for the three months ended September 30, 2021.

•	Cash and cash equivalents as of September 30, 2022 and December 31, 2021, were $16,005,650 and $24,783,029, respectively.

Year to Date 2022 (Nine-Months) Financial Results

•
General and administrative expenses increased by $993,607, or 32.8%, to $4,024,356 for the nine months ended September 30, 2022 compared to $3,030,749 for the nine months ended September 30, 2021. The net increase was largely due to various additional costs associated with being a public company, including, an increase in salaries and related personnel and an increase in facility and other allocated overhead costs mainly for additional directors and officers insurance.

•
Research and Development expenses increased by $1,511,680, or 49.9%, to $4,542,147 for the nine months ended September 30, 2022 compared to $3,030,467 for the nine months ended September 30, 2021. The net increase of $1,511,680 largely consists of an increase of compensation and related personnel costs primarily due to an increase in headcount and in clinical-related costs, to mainly support our clinical trials.

•
Sales of the Company’s FemVue® product increased by $46,612, or 5.0%, to $971,974 for the nine months ended September 30, 2022 compared to $925,362 for the nine months ended September 30, 2021. The $46,612 net increase was largely attributable to the increase in U.S. FemVue sales of $104,830 for the nine months ended September 30, 2022 compared to the same period last year. This amount was offset by the decrease of $58,218 in international sales for the nine months ended September 30, 2022 compared to the same period last year. U.S. units of FemVue sold increased by 13.8% for the nine months ended September 30, 2022 compared to the same period last year. International sales decreased by 33.4% and were $115,859 and $174,077 for the nine months ended September 30, 2022 and 2021, respectively.

•
Sales and marketing expenses increased by $134,483, or 152.9%, to $222,414 for the nine months ended September 30, 2022 compared to $87,931 for the nine months ended September 30, 2021. This net increase was largely due to an increase in compensation and related personnel costs due to an increase in headcount and additional marketing costs mainly associated with our FemVue social media campaign earlier this year.

•
Cost of sales increased by $50,407, or 16.5%, to $356,479 for the nine months ended September 30, 2022 compared to $306,072 for the nine months ended September 30, 2021. The net increase in cost of sales was mainly due to net increase in sales and increased production personnel labor and overhead costs applied to our cost of sales for the nine months ended September 30, 2022 compared to the same period last year. Gross margin percentage was 63.3% for the nine months ended September 30, 2022 compared to 66.9% for the nine months ended September 30, 2021. We expect to see improvement in our gross margin in the future as we are investing in equipment and tooling which will enable us to reduce labor in certain manufacturing processes and reduce material costs as well.

Net loss was $8,499,974, or $0.72 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the nine months ended September 30, 2022, compared to $5,172,992, or $1.04 per basic and diluted share attributable to common stockholders, for the nine months ended September 30, 2021.

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	September 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$16,005,650	24,783,029
Accounts receivable, net	183,130	84,258
Inventory, net	343,136	208,270
Other current assets	760,573	555,853
Total current assets	17,292,489	25,631,410
Property and equipment, at cost:
Leasehold improvements	1,195,637	1,155,332
Office equipment	99,344	99,344
Furniture and fixtures	424,947	424,947
Machinery and equipment	2,434,524	2,261,793
Construction in progress	503,312	379,713
	4,657,764	4,321,129
Less accumulated depreciation	(3,115,551)	(2,722,117)
Net property and equipment	1,542,213	1,599,012
Long-term assets:
Lease right-of-use assets, net	402,063	665,747
Intangible assets, net of accumulated amortization	5,759	25,093
Other long-term assets	789,616	655,418
Total long-term assets	1,197,438	1,346,258

Total assets	$20,032,140	28,576,680

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	September 30, 2022	December 31, 2021
Current liabilities:
Accounts payable	$419,110	445,522
Accrued expenses	649,615	603,787
Clinical holdback - current portion	36,238	18,947
Note payable	280,577	181,123
Lease liabilities – current portion	386,139	406,674
Other	36,037	36,037
Total current liabilities	1,807,716	1,692,090
Long-term liabilities:
Clinical holdback - long-term portion	101,804	149,791
Lease liabilities – long-term portion	115,773	402,417
Total long-term liabilities	217,577	552,208
Total liabilities	2,025,293	2,244,298
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par, 200,000,000 authorized, 11,930,833 shares issued and 11,813,610 outstanding as of September 30, 2022; and 11,921,388 shares issued 11,804,165 outstanding as of December 31, 2021	11,931	11,921
Treasury stock, 117,223 shares	(60,000)	(60,000)
Warrants	567,972	702,492
Additional paid-in-capital	108,727,253	108,418,304
Accumulated deficit	(91,240,309)	(82,740,335)
Total stockholders’ equity	18,006,847	26,332,382
Total liabilities and stockholders' equity	$20,032,140	28,576,680

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Sales	$347,456	269,581	971,974	925,362
Cost of sales	131,451	105,403	356,479	306,072
Gross margin	216,005	164,178	615,495	619,290
Operating expenses:
Research and development	1,648,160	1,140,577	4,542,147	3,030,467
Sales and marketing	90,374	43,284	222,414	87,931
General and administrative	1,395,063	1,087,363	4,024,356	3,030,749
Depreciation and amortization	139,597	144,399	426,480	449,211
Total operating expenses	3,273,194	2,415,623	9,215,397	6,598,358
Loss from operations	(3,057,189)	(2,251,445)	(8,599,902)	(5,979,068)
Other income (expense):
Interest income, net	80,373	1,649	109,572	1,957
Other income	—	—	—	821,515
Interest expense	(6,005)	(7,055)	(9,622)	(14,546)
Other expense	(22)	(2,850)	(22)	(2,850)
Other income (expense), net	74,346	(8,256)	99,928	806,076
Net loss	$(2,982,843)	(2,259,701)	(8,499,974)	(5,172,992)

Net loss attributable to common stockholders, basic and diluted	$(2,982,843)	(2,259,701)	(8,499,974)	(5,172,992)
Net loss per share attributable to common stockholders, basic and diluted	$(0.25)	(0.19)	(0.72)	(1.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	11,813,610	11,799,720	11,810,289	4,996,680

About Femasys

Femasys Inc. is a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, is currently marketed in the United States. Femasys is also advancing FemCath™, an intrauterine catheter for selective evaluation of the fallopian tubes and FemCerv®, an endocervical tissue sampler that is the first product of the technology platform for tissue sampling intended to be marketed alongside its other women-specific medical products in the physician’s office setting. To learn more, visit www.femasys.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” ”hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Karissa Cross, Ph.D.
LifeSci Communications
kcross@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com